Cane O'Neill Taylor, LLC			2300 West Sahara Avenue, Suite 500-Box 18 Las Vegas, NV 89102
Michael A. Cane*	Stephen F.X. O'Neill**	Gary R. Henrie+	Telephone: 702-312-6255 / 604-687-5792
Michael H. Taylor***	Peter Hsiao****	Chad J. Weiner	Facsimile: 702-944-7100 / 604-687-6650
E-mail: mht@stockslaw.com

April 3, 2003

HEARTLAND OIL AND GAS CORP.
Suite 500, 231 Water Street
Vancouver, BC V6B 1B8

Dear Sirs:

Re: HEARTLAND OIL AND GAS CORP. (the "Company")
- Additional 2002 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan (the "Plan")

We have acted as Nevada legal counsel for Heartland Oil and Gas Corp., a Nevada corporation (the "Company") for the purpose of providing this opinion in connection with the registration statement on Form S-8 (the "Registration Statement') to be filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the 500,000 shares of the Company's common stock (the "Shares") reserved for issuance pursuant to stock awards, including compensation stock awards and stock options, eligible for grant pursuant to the Plan to the Company's officers, directors, employees and consultants.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended and currently in effect; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including consent resolutions of the Board of Directors approving the Plan and the approving the issuance of the Shares pursuant to stock awards granted pursuant to the Plan; (e) the Plan; (f) an officer's certificate of the president of the Company; and (g) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof and the truth and accuracy of the statements made in the officer's certificate. We have assumed that at the time the Company is or becomes obligated to issue any Common Stock pursuant to the stock awards granted pursuant to the Plan, the Company will have adequate authorized and unissued Common Stock to fulfill such obligations. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. This opinion is based on and limited to the laws of the State of Nevada and does not extend to the federal laws of the United States, including the Securities Act. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

Based upon the foregoing, it is our opinion that the Shares will be validly issued as fully paid and non-assessable shares of the Company's common stock when issued and sold pursuant to grants of stock awards under the Plan, provided such stock awards are granted in accordance with the terms and conditions of the Plan and the person receiving any grant of stock awards under the Plan performs their obligations to the Company, including the performance of any required services or the payment of any option exercise price, in accordance with the terms of any agreement evidencing the stock award and the Plan.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ Michael H. Taylor

MICHAEL H. TAYLOR

*Licensed Nevada, California, Washington and Hawaii State Bars; **Washington and British Columbia Bars;
*** Nevada and British Columbia Bars; +Nevada and Utah Bars; ****California Bar only, ++Wisconsin and Illinois Bars